CHIEF EXECUTIVE OFFICER’S AGREEMENT

This Agreement, is made and entered into this the 3rd day of January 2006, by and between XTL Biopharmaceuticals, Ltd. ("XTL" or the "Company"), an Israeli-domiciled corporation having an address at Kiryat Weizman Science Park, 3 Hasapir Street, Building 3, P.O. Box 370, Rehovat 76100, Israel and Ron Bentsur, an individual residing at 212 Highwood Avenue, Tenafly, NJ 07670, U.S.A.("Bentsur").

WITNESSETH:

WHEREAS, the Board of Directors of the Company desires to appoint Bentsur as the Chief Executive Officer of XTL (the “CEO”) and Bentsur is willing to accept such appointment as Chief Executive Officer of XTL, all pursuant to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1. CEO's Duties.

As the CEO of the Company, Bentsur shall be responsible for the overall management of the Company’s activities in addition to those roles and duties prescribed by the Israeli Companies Law - 1999 (the “Companies Law”). Bentsur shall report directly to the Chairman of the Board of Directors. The description of responsibilities set forth herein shall serve as a general statement of the duties, responsibilities and authority of Bentsur. Additional duties, responsibilities and authority consistent with that of a CEO may be assigned to Bentsur by the Board of Directors of the Company from time to time in its reasonable discretion.

2. Term.

Bentsur's appointment as the CEO of the Company shall commence from the date of the resolution of the Board of Directors appointing him as a CEO of the Company (the "Effective Date") and shall continue until terminated as hereinafter provided (the "Term").

3. Compensation.

(a) As compensation for the performance of his duties on behalf of XTL, Bentsur shall be compensated as follows:

(i) Annual Base Salary. Bentsur shall receive a salary at the annualized rate of two hundred and fifty thousand U.S. dollars ($225,000), less applicable state and federal withholdings, (as may be adjusted from time to time in accordance with this Agreement, the "CEO’s Salary"), payable in accordance with corporate payroll practices (monthly or bi-weekly) in arrears. Commencing as of January 1, 2007, Bentsur shall be entitled to automatic annual increase in the CEO's Salary in an amount representing a percentage increase equal to or greater than the CPI increase during the previous calendar year. Any increase greater than the CPI increase, is subject to Compensation Committee approval. In addition, upon the capital raising by the Company of an amount >$10 million (U.S.), Bentsur shall be entitled to a one-time bonus of $25,000.

(ii)  Contingent Salary Increase. Bentsur shall be entitled to a 50% increase of his Annual Base Salary upon the Company achieving a total market capitalization on a fully diluted basis of more than (U.S.) $350 million (the “First Increase”). Bentsur shall be entitled to an additional 50% increase of his Annual Base Salary upon the Company achieving a total market capitalization on a fully diluted basis of more than (U.S.) $550 million (the “Second Increase”). An evaluation of whether the First or Second Increase market capitalization thresholds have been met shall be conducted on March 31, June 30, September 30 and December 31 of each calendar year (the “Evaluation Dates”).  The First Increase or Second Increase will be deemed to have been met if during the quarter preceeding each Evaluation Date, the market capitalization of the Company on a fully-diluted basis exceeded the required market capitalization threshold for the First Increase or Second Increase, as applicable, for a period of at least 5 consecutive trading days, as determined by the closing price of the Company’s ADS on NASDAQ, provided, however, that the market capitalization of the Company on a fully-diluted basis as of the Evaluation Date is not below the market capitalization of the Company on a fully-diluted basis as of the Effective Date.

Following the achievement of the First Increase and/or the Second Increase, if the Company’s total market capitalization on a fully diluted basis on subsequent Evaluation Dates reduces, for any reason, below the market capitalization of the Company on a fully-diluted basis as of the Effective Date, then the First Increase and/or the Second Increase, as applicable, shall be suspended, and the First Increase and Second Increase market capitalization thresholds, as described above, shall be then subject to evaluation on subsequent Evaluation Dates.

(iii) Bonuses. Bentsur shall be eligible to receive an annual bonus at the end of each calendar year of up to 100% of his annual base salary, less applicable state and federal withholdings, (the "Target Bonus") based upon his achievement of corporate goals and objectives ("Corporate G&Os"), agreed to with the Board of Directors at the beginning of each calendar year, to the satisfaction of the Board of Directors.

(iv) Stock Options. The Company will grant Bentsur options (the "Options") to purchase a total of 7,000,000 shares of the ordinary shares of New Israeli Shekels 0.02 each (the "Ordinary Shares") of the Company (the "Initial Grant") at an exercise price equal to the closing price of an ADS as reported by the Nasdaq Stock Market (or such other exchange as such shares are then listed or in the good-faith determination of the Board of Directors, if not then listed or quoted) on the Effective Date, divided by the number of Ordinary Shares then represented by each ADS (the "Exercise Price"), which options shall be exercisable for a period of ten (10) years from the date of issuance (expected to be the Effective Date). Bentsur's Options will be granted under the same terms and conditions as share options granted under the Company's Share Option Plan 2001 (the "Plan") and to the terms of any share option agreement entered into by Bentsur and the Company; provided, however, that if any provisions of this Agreement are inconsistent with the terms and conditions of the Plans and any such stock option agreement, the terms of this Agreement shall control. In accordance with the Plans, should any change be made to the Ordinary Shares by reason of any stock split, stock dividend, extraordinary cash dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Ordinary Shares as a class without the Company's receipt of consideration, appropriate adjustments shall be made to the total number and/or class of securities subject to such options, and the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement under such options.

The Initial Grant shall vest as follows:

(A) 1/3 of the options shall vest and be exercisable over a three (3) year period so that 777,782 options shall vest upon the first anniversary of the issuance of the options and 194,444 options shall vest at the end of each quarter thereafter so that upon the end of the three (3) year period, 2,333,334 options shall be vested;

(B) 1/3 of the options (2,333,333) shall vest and be exercisable upon the Company achieving (i) a total market capitalization on a fully diluted basis of more than (U.S.) $350 million, as determined utilizing the Market Capitalization Formula, or (ii) the Company possessing at least $75 million in Working Capital (which shall mean as of any date, (1) the current assets plus investment securities or similar asset which have maturities in excess of 12 months minus (2) current liabilities) (the occurrence of either of the items in (B)(i) and (ii) being referred to as the "First Milestone Event").; and

(C) 1/3 of the options (2,333,333) shall vest and be exercisable upon the Company achieving (i) a total market capitalization on a fully diluted basis of more than (U.S.) $550 million, as determined utilizing the Market Capitalization Formula, or (ii) the Company possessing at least $125 million in Working Capital (the occurrence of either of the items in (C)(i) and (ii) being referred to as the "Second Milestone Event");

Provided that at each of such First Milestone Event or Second Milestone Event Bentsur is still the CEO of the Company, the “Market Capitalization Formula” shall be calculated as follows:

(A) the amount obtained as the product of

(1) the fully diluted Ordinary Shares (including shares attributable to all options, warrants, other purchase rights and convertible securities, which are in the money and including shares held by affiliates (collectively "market capitalization shares")), multiplied by
(2) the quotient of:
(x) the three (3) consecutive trading day average of the closing price of the American Depository Shares ("ADS"), as reported by the Nasdaq Stock Market (or such other exchange as such shares are then listed or in the good-faith determination of the Board of Directors, if not then listed or quoted), divided by
(y) the number of Ordinary Shares then represented by each ADS; plus
(B) long-term debt (as of any date); minus

(C) Working Capital (as defined below); and minus

(D) the aggregate exercise price of all options and warrants included in the market capitalization shares.

The term “Working Capital” shall mean as of any date, (1) the current assets plus investment securities or cash equivalents thereof or similar assets that have maturities in excess of 12 months, minus (2) current liabilities.

(iii) In the event of a Change of Control or a Reorganization Event, as those terms are defined in the Plan, or in the event that Bentsur is terminated by the Company without Cause (as defined below) or terminates his engagement for Good Reason (as defined below) or dies or suffers a Disability (as defined below), the exercisability of any of the options described in this Section 3 that are unexercisable at the time of such event or termination shall accelerate (and, in the case of a Change of Control or a Reorganization Event, such acceleration shall occur at a time and in a manner which allows Bentsur to participate in such event in respect of the shares subject to such options in the same manner as other shareholders). Additionally, the Board of Directors shall have the discretion to accelerate all or a portion of these options at any time. In addition, at the discretion of the Board of Directors, Bentsur shall be entitled to special grants of subsequent stock options. Bentsur shall be entitled to pay the exercise price of any or all of the options described in this Section 3 by each of the methods set forth in the Plans and shall be allowed to satisfy any withholding obligations incurred on the exercise of such options by electing to have option shares withheld upon such exercise. The Company shall use best efforts to cause all of the shares underlying such options to be fully registered and freely tradable, including for resale without any limitations or restrictions, provided, however, that while Bentsur is an employee or director of the Company, Bentsur agrees to abide by the trading restrictions that may be imposed upon him from time to time pursuant to any laws, statutes, rules or regulations to which the shares underlying the options may be subject from time to time.

(b) Expenses. XTL shall reimburse Bentsur for all normal, usual and necessary expenses incurred by Bentsur in furtherance of the business and affairs of XTL, including travel and entertainment, provided Bentsur submits to XTL appropriate vouchers, receipts or other proof of Bentsur's expenditures and otherwise in accordance with such expense reimbursement policy as may from time to time be adopted by the Board of Directors of XTL.

(c) Annual Leave and Holidays. Bentsur shall be entitled during the term of this Agreement to twenty (20) business days of paid annual leave per year as well as Company holidays as outlined in the Company's employee handbook. Bentsur shall not be allowed to accrue more than thirty (30) business days of annual leave except in unusual circumstances and with the permission of the Company. Should Bentsur’s annual leave balance exceed thirty (30) days at the end of any calendar year, the excess number of days shall be paid out in accordance with the Company's regular payroll procedures.

(d) Employee Benefits. During the Term of his employment, Bentsur shall be entitled to participate in all employee and fringe benefit plans and programs generally offered to other members of the Company's senior management, including, without limitation, any pension, profit sharing, incentive, retirement, insurance, health and disability benefits and plans, to the extent that Bentusr is eligible under and subject to the provisions of such plans. The Company reserves its right to modify or terminate any of its employee and fringe benefit plans and programs at any time.

4. Representations and Warranties By Bentsur and XTL.

(a) Bentsur hereby represents and warrants to XTL as follows:

(i) Neither the execution and delivery of this Agreement nor the performance by Bentsur of his duties and other obligations hereunder violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Bentsur is a party or by which he is bound.

(ii) Bentsur has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Bentsur enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Bentsur to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(b) XTL hereby represents and warrants to Bentsur as follows:

(i) XTL is duly organized and validly existing under the laws of the State of Israel, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently conducted.

(ii) XTL has the full power and authority to enter into this Agreement and to incur and perform its obligations hereunder, subject to shareholder approval.

(iii) The execution, delivery and performance by XTL of this Agreement does not conflict with or result in a material breach or violation of or constitute a material default under (whether immediately, or upon the giving of notice or lapse of time or both) the Articles of Association of XTL, or any agreement or instrument to which XTL is a party or by which XTL or any of its properties may be bound or affected.

(iv) This Agreement and the terms and conditions contained herein have been approved by the Audit Committee and the Board of Directors of the Company in accordance with the requirements of Section 270(1) of the Companies Act.

5. Confidential Information.

Bentsur agrees to sign and comply with the Company's Proprietary Information and Inventions Agreement.

6. Termination.

(a) Either party may terminate Bentsur's engagement and appointment with the Company without Cause (in the case of the Company) or for Good Reason (in the case of Bentsur) (as such terms are defined herein) at any time upon thirty (30) days' notice (the “Notice Period”). The Board of Directors shall have the right, in its sole discretion, to require Bentsur to continue as the CEO working for the Company during the Notice Period. For purposes of this Agreement, Bentsur shall have "Good Reason" upon the occurrence of: (i) Any material change by the Company of Bentsur' function, duties or responsibilities such that Bentsur is no longer the highest member of the Company’s management team, or any other materially adverse change in such functions, duties or responsibilities, without Bentsur' written consent; (ii) a reduction of Bentsur's CEO Salary (as set forth in paragraph 3(a)(i)) by more than ten percent (10%), except where the Company has made similar reductions in the base salary of senior management throughout the Company; or (iii) the Company's breach of any material term of this Agreement; or (iv) a Change in Control or Reorganization Event. "Good Reason" shall not exist unless the Company has not cured the basis for Bentsur' resignation within fifteen (15) days following Bentsur' written notice to the Company specifying the basis of his resignation. For purposes of this Agreement, "Cause" shall mean: (i) material breach by Bentsur of the confidentiality and ownership of inventions agreement; (ii) the willful and continual failure or refusal by Bentsur to perform his duties under this Agreement (other than by reason of death or Disability (as defined below), Bentsur provided such failure or refusal continues for a period of thirty (30) days after receipt of written notice thereof from the Board of Directors in reasonable detail of such failure or refusal; (iii) any action by Bentsur constituting willful misconduct in respect of Bentsur' obligation to the Company that results in material, economic damage to the Company; or (iv) conviction of a felony. Notwithstanding the foregoing, the following shall not constitute Cause for the termination of Bentsur or the modification or diminution of any of his authority hereunder: any personal or policy disagreement between the Company and Bentsur, or Bentsur and any member of the Board of Directors of the Company; or any action taken by Bentsur in connection with his duties hereunder if Bentsur acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of the Company.

(b) If the Company terminates Bentsur without Cause or Bentsur terminates his engagement for Good Reason, the Board of Directors shall take the necessary steps so that (i) any outstanding, but unvested, options granted to Bentsur in accordance with Section 3, above, shall vest upon the effective date of his termination; and (ii) the period during which Bentsur shall be permitted to exercise such options shall be extended to the earlier of two (2) years from the effective date of his termination, and ten (10) years from the Effective Date. In addition, in the event of termination pursuant to this subsection and upon Bentsur’s execution of a waiver and release of claims form, Bentsur shall be entitled to (I) a lump sum severance payment equal to one year's annual gross base salary and (II) a lump-sum payment equal to the product obtained by multiplying (A) the bonus to which Bentsur would have been entitled for the calendar year of termination (based on the achievement of Corporate G&Os) if Bentsur had remained employed hereunder throughout such calendar year times (B) a fraction whose numerator equals the number of days Bentsur was employed hereunder during such calendar year and whose denominator is 365, such payment to be due to Bentsur at the time Bentsur’s bonus for such calendar year would have been due if Bentsur had remained employed hereunder. Such payment shall be less applicable state and federal withholdings. Bentsur shall also receive his CEO Salary during the Notice Period.

(c) In the event of a Change of Control Event or a Reorganization Event, as those terms are defined in the Plans, Bentsur shall be entitled to (i) the immediate acceleration of any outstanding, but unvested options granted to him in accordance with Section 3, above, and (ii) the extension of the period during which Bentsur shall be permitted to exercise such options to the earlier of two (2) years from the effective date of his termination (if applicable) and ten (10) years from the Effective Date. In addition, in the event of a termination of Bentsur’s employment in anticipation of a Change of Control or a Reorganization Event or within 12 months thereafter, provided that Bentsur executes a waiver and release of claims form, Bentsur shall be entitled to receive a lump sum severance payment equal to the product of (x) one years' annual gross Base Salary plus Bentsur’s target bonus for the year in which the termination occurred and (y) less applicable state and federal withholdings. This payment shall be in addition to his salary during the Notice Period if Bentsur is terminated in connection with such Change of Control Event or Reorganization Event.

(d) Should Bentsur's engagement terminate by his death or disability, he or his estate, if applicable, shall be entitled to continue to receive his CEO Salary for six (6) months (less applicable state and federal withholdings) following his last day of actual engagement by the Company. (For purposes of this Agreement, "Disability" shall be deemed to have occurred if Bentsur is unable, due to any physical or mental disease or condition, to perform his normal duties of engagement for 120 consecutive days or 180 days in any twelve-month period.) In addition, the Board of Directors shall take the necessary steps so that (i) any outstanding, but unvested, options granted to him in accordance with Section 3, above, shall vest upon the effective date of his termination; and (ii) the period during which he shall be permitted to exercise such options shall be extended to the earlier of two (2) years from the effective date of his termination and ten (10) years from the Effective Date. Should Bentsur' engagement terminate as a result of his death, the benefits granted herein, shall be granted instead to his lawful heir or heirs.

(e) Notwithstanding the foregoing, the Company and its shareholders may terminate Bentsur immediately and without prior notice for Cause.

(f) In the event that Bentsur's engagement has been terminated in accordance with Section 6(e), above, Bentsur shall not be entitled to receive any of the severance benefits set forth in this Section 6, but he shall be entitled to any unpaid CEO Salaries, which have accrued through his date of termination.

7. Indemnification.

Subject to the Companies Act, the Company shall defend and indemnify Bentsur in his capacity as CEO of the Company against any and all claims, judgments, damages, liabilities, costs and expenses (including reasonable attorney's fees) arising out of, based upon or related to Bentsur' performance of services hereunder, except to the extent that such claims arise out of Bentsur' (a) willful misconduct, (b) bad faith, (c) gross negligence, or (d) reckless disregard of the duties involved in the conduct of Bentsur' position.

In addition, subject to the Companies Act, the Company shall take whatever steps are necessary to establish a policy of indemnifying its officers and directors, including, but not limited to Bentsur, for all actions taken in good faith in pursuit of their duties and obligations to the Company. Such steps shall include, but shall not necessarily be limited to, the obtaining of an appropriate level of Directors and Officers Liability coverage and including such provisions in the Company’s' Articles of Association, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

8. Notices.

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or via facsimile against receipt thereof or confirmed in the case of facsimile; two (2) business days after being sent by Federal Express or similar internationally recognized courier service; or seven (7) business days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

9. Severability of Provisions.

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

10. Entire Agreement; Modification.

Other than in respect of the share options, this Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11. Binding Effect.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, XTL, its successors and assigns, and upon Bentsur and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Bentsur's obligations hereunder may not be transferred or assigned by Bentsur.

12. Non-Waiver.

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

13. Governing Law.

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law.

14. Remedies For Breach.

Bentsur understands and agrees that any breach of Sections 5 and/or 7 of this Agreement by him could cause irreparable damage to XTL, and that monetary damages alone would not be adequate and, in the event of such breach, XTL shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of XTL’s rights under such Sections.

15. Headings.

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CEO: By: /s/ Ron Bentsur Name: Ron Bentsur	XTL BIOPHARMACEUTICALS, LTD. By: /s/ Michael S. Weiss Name: Michael S. Weiss Title: Chairman